Exhibit 10.6

EXECUTIVE EMPLOYMENT AGREEMENT

     This Executive Employment Agreement (this “Agreement”) is made as of the 15th day of December, 2003 by and among Mobilepro Corporation, a Delaware corporation (the “Company”), and Jay O. Wright, a natural person, residing in Maryland (“Mr. Wright”).

     WHEREAS, the Company wishes to employ Mr. Wright as its Interim President and Chief Executive Officer and Mr. Wright wishes to accept such employment;

     WHEREAS, the Company and Mr. Wright wish to set forth the terms of Mr. Wright’s employment and certain additional agreements between Mr. Wright and the Company.

     NOW, THEREFORE, in consideration of the foregoing recitals and the representations, covenants and terms contained herein, the parties hereto agree as follows:

     1.     Employment Period

          The Company will employ Mr. Wright, and Mr. Wright will serve the Company, under the terms of this Agreement commencing December 15, 2003 (the “Commencement Date”) for a term of four (4) months unless earlier terminated under Section 4 hereof. The period of time between the commencement and the termination of Mr. Wright’s employment hereunder shall be referred to herein as the “Employment Period.”

     2.     Duties and Status

          The Company hereby engages Mr. Wright as its President and Chief Executive Officer on the terms and conditions set forth in this Agreement. During the term of the Employment Period, Mr. Wright shall report directly to the Board of Directors of the Company and shall exercise such authority, perform such executive functions and discharge such responsibilities as are reasonably associated with Mr. Wright’s position, commensurate with the authority vested in Mr. Wright pursuant to this Agreement and consistent with the governing documents of the Company. These duties include, but are not limited to: (i) seeking and closing acquisitions for the Company in order to grow the Company’s revenue and earnings per share; (ii) interfacing with Wall Street and serving as the Company’s “face” to the capital markets; (iii) identifying and recruiting additional personnel to build the Company; (iv) working to shape and determine the strategic direction of the Company; and (v) handling such other leadership, administrative and managerial roles as is customary and appropriate for a company’s President and Chief Executive Officer.

     During the Employment Period, Mr. Wright shall devote such of his business time, skills and efforts to the business of the Company as are necessary to execute Mr. Wright’s responsibilities as the Company’s President and Chief Executive Officer, it being recognized by the Company that, due to the interim nature of this Agreement, Mr. Wright will not be terminating his other business activities until such time as a permanent employment agreement, if any, is executed between the parties.

     3.     Compensation and Benefits

(a)	Salary. During the Employment Period, the Company shall pay to Mr. Wright, as compensation for the performance of his duties and obligations under this Agreement, a base salary of Thirteen Thousand Dollars ($13,000) per month, payable in Six Thousand Five Hundred Dollar ($6,500) increments as follows: January 2, 2004, January 15, 2004, January 30, 2004, February 13, 2004, February 27, 2004, March 15, 2004, March 31, 2004 and April 15, 2004. The Company shall pay Mr. Wright on a W-2 basis and shall be responsible for withholding taxes.

(b)	Bonus. During the Employment Period, Mr. Wright shall be entitled to a bonus equal to the greater of two percent (2.0%) of the revenues for the most recent twelve (12) month period of each acquisition made by the Company during the Employment Period or zero. Such bonus shall be paid half in cash and half in either free trading stock or cash, at the Company’s election. An acquisition shall be deemed “made” if a definitive agreement is executed during the Employment Period and the transaction closes within five (5) months after the definitive agreement is executed.

(c)	Equity. As partial consideration for entering into this Agreement, the Company hereby grants Mr. Wright three million (3,000,000) shares of the common stock of the Company (the “Stock”). The Stock shall be registered on Form S-8 or other suitable form on or before January 31, 2004 and shall vest ratably over the term of this Agreement (i.e. 750,000 per month for four (4) months), or earlier if Mr. Wright’s employment is terminated without cause or for good reason (as described in Section 4 hereof) or due to a change in control, sale of a majority of the common stock or substantially all of the assets of the Company or merger of the Company into or with another company (unless such company is less than ninety percent (90%) of the size (measured by market value) of the Company). The Company represents and warrants to Mr. Wright that, as of the date hereof, there are less than two hundred million (200,000,000) shares of the Company outstanding on a fully-diluted basis, including all oral obligations and commitments to issue shares, warrants and/or options.

(d)	Other Benefits. During the Employment Period, Mr. Wright shall be entitled to participate in all of the employee benefit plans, programs and arrangements of the Company in effect during the

Employment Period which are generally available to senior executives of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements. In addition, during the Employment Period, Mr. Wright shall be entitled to fringe benefits and perquisites comparable to those of other senior executives of the Company including, but not limited to, five (5) days of vacation pay plus one (1) sick/personal day, to be used in accordance with the Company’s vacation pay policy for senior executives.

(e)	Business Expenses. During the Employment Period, the Company shall promptly reimburse Mr. Wright for all appropriately documented, reasonable business expenses incurred by Mr. Wright in the performance of his duties under this Agreement, including telecommunications expenses and travel expenses.

(f)	Office. During the Employment Period, the Company shall provide an office and, to the extent that the Company’s budget allows, secretarial assistance to Mr. Wright suitable to Mr. Wright’s position as the Company’s President and Chief Executive Officer at a place mutually agreeable to Mr. Wright and the Company, in Bethesda or Potomac, Maryland.

     4.     Termination of Employment

(a)	Termination for Cause. The Company may terminate Mr. Wright’s employment hereunder for cause. For purposes of this Agreement and subject to Mr. Wright’s opportunity to cure as provided in Section 4(c) hereof, the Company shall have “cause” to terminate Mr. Wright’s employment hereunder if such termination shall be the result of:

(i)	willful fraud or material dishonesty in connection with Mr. Wright’s performance hereunder;

(ii)	the deliberate or intentional failure by Mr. Wright to substantially perform his duties hereunder that results in material harm to the Company; or

(iii)	the conviction for, or plea of nolo contendere to a charge of, or commission of a felony.

(b)	Termination for Good Reason. Mr. Wright shall have the right at any time to terminate his employment with the Company for any reason. For purposes of this Agreement and subject to the Company’s opportunity to cure as provided in Section 4(c) hereof, Mr. Wright shall have “good reason” to terminate his employment hereunder if such termination shall be the result of:

(i)	the failure of the Company to close its $1 million financing with Cornell Capital which is anticipated to close on or before December 19, 2003;

(ii)	the release of a press release by the Company during the Employment Period without Mr. Wright’s review and authorization; or

(iii)	the breach by the Company of any material provision of this Agreement.

(c)	Notice and Opportunity to Cure. Notwithstanding the foregoing, it shall be a condition precedent to the Company’s right to terminate Mr. Wright’s employment for “cause” and Mr. Wright’s right to terminate for “good reason” that (i) the party seeking termination shall first have given the other party written notice stating with specificity the reason for the termination (“breach”) and (ii) if such breach is susceptible of cure or remedy, a period of fifteen (15) days from and after the giving of such notice shall have elapsed without the breaching party having effectively cured or remedied such breach during such 15-day period, unless such breach cannot be cured or remedied within fifteen (15) days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional thirty (30) days) provided the breaching party has made and continues to make a diligent effort to effect such remedy or cure.

(d)	Termination Upon Death or Permanent and Total Disability. The Employment Period shall be terminated by the death of Mr. Wright. The Employment Period may be terminated by the Board of Directors of the Company if Mr. Wright shall be rendered incapable of performing his duties to the Company by reason of any medically determined physical or mental impairment that can be reasonably expected to result in death or that can be reasonably be expected to last for a period of either (i) six (6) or more consecutive months from the first date of Mr. Wright’s absence due to the disability or (ii) nine (9) months during any twelve-month period (a “Permanent and Total Disability”). If the Employment Period is terminated by reason of a Permanent and Total Disability of Mr. Wright, the Company shall give thirty (30) days’ advance written notice to that effect to Mr. Wright.

     5.     Consequences of Termination

(a)	Without Cause or for Good Reason. In the event of a termination of Mr. Wright’s employment during the Employment Period by the Company other than for “cause” (as provided for in Section 4(a) hereof), by Mr. Wright for “good reason” (as provided for in

Section 4(b) hereof), the Company shall pay Mr. Wright (or his estate) and provide him with the following:

(i)	Lump-Sum Payment . A lump-sum cash payment, payable ten (10) days after Mr. Wright’s termination of employment, equal to the sum of the following:

(A)	Salary. The equivalent of two months (the “Severance Period”) of Mr. Wright’s then-current base salary; plus

(B)	Earned but Unpaid Amounts. Any previously earned but unpaid salary through Mr. Wright’s final date of employment with the Company, and any previously earned but unpaid bonus amounts prior to the date of Mr. Wright’s termination of employment.

(ii)	Other Benefits. The Company shall provide continued coverage for the Severance Period under all health, life, disability and similar employee benefit plans and programs of the Company on the same basis as Mr. Wright was entitled to participate immediately prior to such termination, provided that Mr. Wright’s continued participation is possible under the general terms and provisions of such plans and programs. In the event that Mr. Wright’s participation in any such plan or program is barred, the Company shall arrange to provide Mr. Wright with benefits substantially similar (including all tax effects) to those which Mr. Wright would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred. In the event that Mr. Wright is covered under substitute benefit plans of another employer prior to the expiration of the Severance Period, the Company will no longer be obligated to continue the coverages provided for in this Section 5(a)(ii).

(b)	Other Termination of Employment. In the event that Mr. Wright’s employment with the Company is terminated during the Employment Period by the Company for “cause” (as provided for in Section 4(a) hereof) or by Mr. Wright other than for “good reason” (as provided for in Section 4(b) hereof), the Company shall pay Mr. Wright any earned but unpaid salary and bonus through Mr. Wright’s final date of employment with the Company, and the Company shall have no further obligations to Mr. Wright.

(c)	Withholding of Taxes. All payments required to be made by the Company to Mr. Wright under this Agreement shall be subject only to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as may be required by law or regulation.

(d)	No Other Obligations. The benefits payable to Mr. Wright under this Agreement are not in lieu of any benefits payable under any employee benefit plan, program or arrangement of the Company, except as specifically provided herein, and Mr. Wright will receive such benefits or payments, if any, as he may be entitled to receive pursuant to the terms of such plans, programs and arrangements. Except for the obligations of the Company provided by the foregoing and this Section 5, the Company shall have no further obligations to Mr. Wright upon his termination of employment.

(e)	No Mitigation or Offset. Mr. Wright shall have no obligation to mitigate the damages provided by this Section 5 by seeking substitute employment or otherwise and there shall be no offset of the payments or benefits set forth in this Section 5 except as provided in Section 5(a)(ii).

6.	Governing Law

               This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of Maryland, without giving effect to the principles of conflict of laws.

7.	Indemnity and Insurance

               The Company shall, to the fullest extent permitted by law and by its Certificate of Incorporation and By-laws, indemnify Mr. Wright and hold him harmless for any acts or decisions made by him while performing his duties pursuant to this Agreement, unless such acts or decisions are made in bad faith or are intentionally harmful to the welfare of the Company. The Company shall also, to the fullest extent permitted by law and by its Certificate of Incorporation and By- laws, indemnify Mr. Wright and hold him harmless from any legal fees or expenses incurred by Mr. Wright arising out of his good faith service as an officer or agent of the Company.

               The Company shall provide that Mr. Wright is covered by any Directors and Officers insurance that the Company provides to other senior executives and/or board members.

8.	Notice

               All notices, requests and other communications pursuant to this Agreement shall be sent by overnight mail to the following addresses:

If to Mr. Wright:

Jay O. Wright Phone: Fax: Email:

If to the Company:

Mobilepro Corporation Attn: Board of Directors 30 West Gude Drive Suite 480 Rockville, Maryland 20850 Phone: 301.315.9040 Fax: 301.315.9027

9.	Waiver of Breach

               Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part of either Mr. Wright or of the Company.

10.	Non-Assignment / Successors

               Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party; provided, however, that (i) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale or all or substantially all of the Company’s assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company; and (ii) this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of Mr. Wright to the extent of any payments due to them hereunder. As used in this Agreement, the term “Company” shall be deemed to refer to any such successor or assign of the Company referred to in the preceding sentence.

11.	Severability

               To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

12.	Counterparts

               This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13.	Proprietary Rights

               Mr. Wright hereby agrees to execute an Employee Invention Assignment and Confidentiality Agreement with the Company in substantially the form attached hereto as Schedule A.

14.	Arbitration

               Mr. Wright and the Company shall submit to mandatory and exclusive binding arbitration, any controversy or claim arising out of, or relating to, this Agreement or any breach hereof where the amount in dispute is greater than or equal to $50,000, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. In the event the amount of any controversy or claim arising out of, or relating to, this Agreement, or any breach hereof, is less than $50,000, the parties hereby agree to submit such claim to mediation. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association (“AAA”) in the District of Columbia, before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time. The parties may conduct only essential discovery prior to the hearing, as defined by the AAA arbitrator. The arbitrator shall issue a written decision which contains the essential findings and conclusions on which the decision is based. Mediation shall be governed by, and conducted through, the AAA. Mr. Wright shall bear only those costs of arbitration or mediation he would otherwise bear had he brought a claim covered by this Agreement in court. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

15.	Representations of Company

               Schedule B hereto is incorporated by reference and is made a part of this Agreement as if the entire contents of such Schedule B were set forth herein. The Company shall have no liability for any violation of this Section 15 other than to allow Mr. Wright to terminate his employment hereunder and receive the severance payment under Section 5 hereof.

16.	Entire Agreement

               This Agreement and all schedules and other attachments hereto constitute the entire agreement by the Company and Mr. Wright with respect to the subject matter hereof and, except as specifically provided herein, supersedes any and all prior agreements or understandings between Mr. Wright and the Company with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by Mr. Wright and the Company.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of December 15, 2003.

JAY O. WRIGHT	MOBILEPRO CORPORATION

/s/ Jay O. Wright	By:	/s/ Daniel Lozinsky

	Its:	Director and Secretary